AMENDMENT NO. 5 TO

THE STANDARD TERMS AND CONDITIONS OF TRUST

This Amendment No. 5 to the Standard Terms and Conditions of Trust, dated as of January 1, 2022, (“Amendment No. 5”), by and between Invesco Capital Management LLC, as sponsor (in such capacity, the “Sponsor”), and The Bank of New York Mellon, as trustee (in such capacity, the “Trustee”), amends the Standard Terms and Conditions of Trust of the BLDRS Index Funds Trust and Subsequent and Similar BLDRS Index Funds of the BLDRS Index Funds Trust dated and effective as of November 8, 2002, as amended on February 4, 2004, November 16, 2012, August 2, 2017 and January 26, 2018 (collectively, the “Standard Terms”), by and between the Sponsor, or its predecessor as sponsor, and the Trustee pursuant to which was created the BLDRS Emerging Markets 50 ADR Index Fund (the “Trust”). Defined terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Standard Terms.

WITNESSETH THAT

WHEREAS Section 10.01(a)(1) of the Standard Terms authorizes the Trust’s Sponsor and Trustee to amend the Standard Terms, without the consent of the Beneficial Owners, “to make such other provisions in regard to matters or questions arising thereunder as will not adversely affect the interests of Beneficial Owners”; and

WHEREAS the Trust’s Sponsor and Trustee have entered into four prior amendments to the Standard Terms, dated as of February 4, 2004, November 16, 2012, August 2, 2017 and January 26, 2018; and

WHEREAS the Sponsor and the Trustee now desire to further amend the Standard Terms as provided herein;

NOW, THEREFORE, in consideration of the premises the Sponsor and the Trustee agree to amend the Standard Terms as follows:

1.	The definition in Article I of the Standard Terms of the term “License Agreement” shall be deleted in its entirety and shall be replaced with the following definition, which shall read as follows:

License Agreement -	ETF License Number 37, dated January 1, 2022, to the ETF Master Agreement dated March 29, 2010, between the Sponsor and the Licensor under which the Sponsor has been granted the license to use certain trademarks and service marks of the Licensor.

2.	The definition in Article I of the Standard Terms of the term “Licensor” shall be deleted in its entirety and shall be replaced with the following definition, which shall read as follows:

Licensor -	S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC).

3.	Paragraph (e) of Section 3.04, “Certain Deductions and Distributions,” is amended in its entirety to read as follows:

(e) Until further notice from the Sponsor, the Sponsor has undertaken to assume or reimburse each BLDRS Index Fund for all ordinary operating expenses to the extent that the ordinary operating expenses of each BLDRS Index Fund as calculated by the Trustee exceed an amount which is 0.30% per year of the daily NAV of such BLDRS Index Fund. Ordinary operating expenses of a BLDRS Index Fund will not include taxes, brokerage commissions and such extraordinary non-recurring expenses as may arise, including the cost of any litigation to which a BLDRS Index Fund or Trustee may be a party. The Sponsor may be repaid by a BLDRS Index Fund for expenses so reimbursed or assumed, to the extent that subsequently during the year expenses fall below the 0.30% per year level on any given day.

4.	Paragraph (b) of Section 10.03, “License Agreement with the Licensor,” is amended in its entirety to read as follows:

(b) The BLDRS Index Fund shall reimburse the Sponsor for its payment to the Licensor, in accordance with Section 3.04, the License Fee set forth in Paragraph I of the License Agreement.

5.

Pursuant to Section 10.01 of the Standard Terms, the parties hereby agree that this Amendment No. 5 is made in compliance with the provisions of Section 10.01(a) thereof and that the parties hereto have determined in good faith that the amendments contained in this Amendment No. 5 will not adversely affect the interests of the Beneficial Owners.

6.

Pursuant to Section 10.01 of the Standard Terms, the Sponsor shall publish the notice of this Amendment No. 5 on the Sponsor’s website promptly following execution of this amendment and shall include the text of the amendment in the annual report provided to Beneficial Owners pursuant to Section 3.05 of the Standard Terms.

7.

Except as amended hereby, the Standard Terms as now in effect are in all respects ratified and confirmed hereby. This Amendment No. 5 and all of its provisions shall be deemed to be a part of the Standard Terms, and the Standard Terms, as amended hereby and previously amended, are incorporated in and amend the Trust Indenture and Agreement dated November 8, 2002.

8.

This Amendment No. 5 shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws thereof, and all laws or rules of construction of such State shall govern the rights of the parties thereto and the Beneficial Owners and the interpretation of the provisions hereof.

9.

This Amendment No. 5 may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same Amendment No. 5. Each of the parties hereto acknowledges having received an executed counterpart of this Amendment No. 5. Facsimile and PDF or other similar format signatures, including electronic signatures, shall be acceptable and binding.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be duly executed as of the date hereof.

Invesco Capital Management LLC as Sponsor

By:	/s/ Anna Paglia

Name:	Anna Paglia
Title:	Chief Executive Officer

The Bank of New York Mellon as Trustee

By:	/s/ Gerard Connors

Name:	Gerard Connors
Title:	Vice President